Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm, in the context in which they appear, and to the references to and the filing and incorporation by reference of our audit letter as of December 31, 2019, included in or made part of the Annual Report on Form 10-K of WPX Energy, Inc. for the year ended December 31, 2019. We also hereby consent to the incorporation by reference of the references to our firm, in the context in which they appear, and of our audit letter as of December 31, 2019, and references thereto, into WPX Energy, Inc.'s Registration Statements on Form S-8 (Nos. 333-204355, 333-178388, 333-188767, 333-225143, and 333-225141 and Post-Effective Amendment No. 1 to Registration Statement No. 333-178388 on Form S-8) and Form S-3 (Nos. 333-208552, 333-197905, and 333-221301).

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer
Dallas, Texas
February 27, 2020

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